Exhibit 99.1

RESTORATION HARDWARE HOLDINGS, INC. ANNOUNCES LAUNCH OF

FOLLOW-ON OFFERING

Corte Madera, CA – May 13, 2013 – Restoration Hardware Holdings, Inc. (NYSE: RH) today announced the launch of a follow-on offering of 7,500,000 shares of its common stock. All of the shares to be sold in the offering will be sold by existing stockholders of the Company. No shares are being sold by the Company in the offering and the Company will not receive any proceeds from the sale of shares. In addition, the selling shareholders will grant the underwriters of the offering an option to purchase up to an additional 1,125,000 shares from the selling shareholders.

BofA Merrill Lynch and Goldman, Sachs & Co. are acting as joint book-running managers of the proposed offering, with Baird, William Blair, Piper Jaffray and Stifel acting as co-managers.

The proposed offering will be made only by means of a prospectus. Copies of the preliminary prospectus related to the offering may be obtained from the offices of: BofA Merrill Lynch, Attention: Prospectus Department, 222 Broadway, New York, NY 10038 or by emailing dg.prospectus_requests@baml.com; Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282, telephone at (866) 471-2526, facsimile at (212) 902-9316 or by emailing prospectus-ny@ny.email.gs.com; Baird, Attention: Syndicate Department, 777 E. Wisconsin Ave., Milwaukee, WI 53202, telephone at (800) 792-2473 or by emailing syndicate@rwbaird.com; William Blair, Attention: Prospectus Department, 222 West Adams Street, Chicago, IL 60606, telephone at (800) 621-0687 or by emailing prospectus@williamblair.com; Piper Jaffray, 800 Nicollet Mall, J12S03, Minneapolis, Minnesota 55402, telephone at (800) 747-3924 or by emailing prospectus@pjc.com; or Stifel, One South Street, 15th Floor, Baltimore, MD 21202, telephone at (855) 300-7136 or by emailing syndprospectus@stifel.com.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. The securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. The registration statement may be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Restoration Hardware

RH (Restoration Hardware Holdings, Inc. - NYSE:RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers collections through its retail galleries, source books, and online at RH.com.

Investor Relations:

Cammeron McLaughlin, 415-945-4998

cmclaughlin@restorationhardware.com